Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
January 10, 2017

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
MOURNS THE DEATH OF BOARD MEMBER HARLEY A. WHITFIELD, SR.

WEST DES MOINES, Iowa (January 10, 2017) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, is sad to announce that Harley A. Whitfield, Sr., a long-serving and respected independent member of the Company’s Board of Directors, passed away on January 9, 2017 after a brief illness. Mr. Whitfield had served as a Director since 1996 and was a member of the Company’s Audit and Nominating and Corporate Governance Committees.

“We are deeply saddened by the passing of our colleague and friend,” said David J. Noble, Chairman of the Board of Directors and John M. Matovina, Chief Executive Officer and President of the Company. “Harley’s sound judgment and wealth of experience will be missed by his fellow directors, management and employees. In addition to his invaluable service to the Company, he was a great lawyer and supporter of the community. We send our deepest condolences to his family and friends.”

Mr. Noble added “Harley was a friend and valued advisor. The Company’s employees and shareholders benefited from his guidance and insights.”

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.